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                                                                   EXHIBIT 10.22

                            LIFEPOINT HOSPITALS, INC.

                      CHANGE IN CONTROL SEVERANCE PLAN AND

                            SUMMARY PLAN DESCRIPTION

                             EFFECTIVE JUNE 1, 2002

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                            LIFEPOINT HOSPITALS, INC.

                      CHANGE IN CONTROL SEVERANCE PLAN AND
                            SUMMARY PLAN DESCRIPTION

                                TABLE OF CONTENTS

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INTRODUCTION......................................................................................................1

Section 1         In General......................................................................................1

Section 2         Definitions.....................................................................................1

Section 3         What Benefits Are Provided Under the Plan?......................................................3

Section 4         How Do I Become Eligible to Receive Benefits?...................................................6

Section 5         How Do I Make a Claim for Benefits?.............................................................7

Section 6         Can I Lose My Plan Benefits?....................................................................8

Section 7         What Are My Rights if My Claim for Benefits Is Denied?..........................................8

Section 8         May I Assign My Rights Under This Plan?.........................................................9

Section 9         What Events Can Cause the Plan To Be Changed or Terminated?.....................................9

Section 10        Additional Information.........................................................................10

Section 11        What Are My Rights Under ERISA?................................................................10

Section 12        Summary of Plan Information....................................................................11

EXHIBIT A         ELIGIBLE EMPLOYEES.............................................................................13
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                                  INTRODUCTION

This Plan document is effective June 1, 2002, and is a summary of your benefits, rights and obligations under the LifePoint Hospitals, Inc. Change in Control Severance Plan (the "Plan"). This document is intended to comply with both the summary plan description and the written plan requirements of the Employee Retirement Income Security Act of 1974 ("ERISA") and the regulations issued under ERISA by the United States Department of Labor.

LifePoint Hospitals, Inc. (the "Company") may generally amend or terminate the Plan at any time prior to a "change in control" (see definitions). For that reason, all statements in this document are subject to change at any time prior to a change in control without notice.

The Plan Administrator has the discretion to interpret the provisions of the Plan and make determinations for the payment of Plan benefits. All such determinations are final, binding and conclusive.

SECTION 1       IN GENERAL

The Company has established the Plan with the intention of providing benefits to Eligible Employees of the Company and its Affiliates under the conditions described in this document. Plan benefits are intended to provide additional compensation to Eligible Employees whose positions are eliminated or adversely affected following a change in control of the Company. Therefore, the amount of your benefit is calculated without regard to your actual period of unemployment following a change in control, if any.

This document constitutes the entire written Plan. Any oral or other written expressions of the Plan or related to the Plan or its subject matter are completely superseded by this document. Except for a formal written Plan amendment that is properly adopted by the Company, or a written modification authorized under Section 9, any oral or written statements concerning the Plan shall not modify or add to this Plan document.

As is more fully explained in Section 4, severance benefits are not provided under this Plan if your employment termination is not connected with a Change in Control.

SECTION 2            DEFINITIONS

Defined terms in the Plan are indicated by initial capitalization of the term. References to a "Section" mean a section of this Plan. Pronouns that refer to one gender include the other gender. "You" or "your" means you, an individual in the employ of the Company.

         2.1 "Administrator" or "Plan Administrator" means a committee consisting of the Company's chief executive officer, the secretary of the Company, the senior vice president of human resources, and any other individuals appointed by the chief executive officer. The Administrator may delegate any of its duties or authorities to any person or entity. The Administrator has absolute discretion to make all

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decisions under the Plan, including making determinations about eligibility for and the amounts of Benefits payable under the Plan and interpreting all Plan provisions. All decisions of the Administrator are final, binding and conclusive. If a Change in Control occurs, as described in Section 2.5, the members of the Plan Administrator committee shall be the individuals who were committee members immediately prior to the Change in Control.

         2.2 "Affiliate" means the Company and all corporations, partnerships, trusts and other entities that are members, with the Company, of a controlled group of corporations or a group of trades or businesses under common control under Sections 414(b) and (c) of the Internal Revenue Code.

         2.3      "Annual Pay" means:

                  (a) the rate of normal annual compensation payable to an Eligible Employee, provided that the rate shall not be less than the highest rate in effect during the six month period immediately prior to the time of a Change in Control that gives rise to payment of Benefits to the Eligible Employee hereunder; and

                  (b) the target cash bonus amount which an Eligible Employee would be eligible to receive in the year in which the Change in Control occurs, assuming that all performance and conditions were achieved with respect to such bonus, whether or not such conditions are actually achieved.

         2.4      "Benefit" means the severance and other benefits described in
Section 3.

         2.5      "Change in Control" shall have the meaning specified in
Section 12 of the LifePoint Hospitals, Inc. 1998 Long-Term Incentive Plan.

         2.6 "Company" means LifePoint Hospitals, Inc. and its successors and assigns.

         2.7 "Eligible Employee" means an Employee who satisfies the eligibility requirements of Section 4 and is employed in a position identified in Appendix A as Category One or Category Two.

         2.8      "Employee" means an employee of the Company or an Affiliate.

         2.9 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         2.10 "Plan" means the LifePoint Hospitals, Inc. Change in Control Severance Plan.

         2.11 "Successor Employer" means a person or entity that acquires all or any part of the Company through purchase of assets, purchase of stock, trade of assets or stock, spin-off, merger or acquisition in a transaction that is a Change in Control, or a person or entity that acquires control of the Company in any similar type of transaction.

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SECTION 3       WHAT BENEFITS ARE PROVIDED UNDER THE PLAN?

         3.1 Severance Benefits: Only Eligible Employees who satisfy the conditions of Section 4 will be entitled to the severance benefits described in this Section 3.1. Benefits will be determined by reference to the classification of an Eligible Employee at the time of the Change in Control. Classification shall be determined by reference to Appendix A. The amount of Benefits payable shall be calculated as follows:

                  (a)      A lump sum cash payment determined by the following:

                           (1) For each Employee in Category One, 3 times Annual Pay.

                           (2) For each Employee in Category Two, 1.5 times Annual Pay.

                           (3) For an Employee in Category One or Category Two who is subject to a written employment agreement with the Company or its Affiliates, or is eligible under a severance policy or arrangement of the Company or its Affiliates, that at the time of a Change in Control provides for a cash payment upon severance with the Company or its Affiliates, the amount of the payment shall be the greater of the payment otherwise provided in this Section 3.1(a) or the cash payment specified in such agreement, policy or arrangement.

                  (b) Participation in medical, life, disability and similar welfare benefit plans that are offered to similarly situated employees of the Company, provided that the level of benefits shall be substantially equivalent to the benefits provided by the Company immediately prior to the applicable Change in Control for the Eligible Employee and his dependents. Such participation may be pursuant to the continuation coverage rights of Eligible Employees pursuant to Part 6 of Title I of ERISA ("COBRA") or the Company may provide such benefits directly through the purchase of insurance or otherwise. If benefits are provided pursuant to COBRA continuation rights, the Company shall waive all premiums that would otherwise be due by the Eligible Employee at the time of severance for the period that corresponds to the Eligible Employee's position noted below:

                           (1)      For each Employee in Category One, 12
         months.

                           (2)      For each Employee in Category Two, 6 months.

                           (3) For each Employee in Category One or Category Two who is subject to a written employment agreement with the Company or its Affiliates, or is eligible under a severance policy or arrangement of the Company or its Affiliates, that at the time of a Change in Control provides for non-cash benefits similar to those specified in this Section 3.1(b), the benefits provided to such Employee shall be the greater of those otherwise provided in this Section 3.1(b) or those specified in such agreement, policy or arrangement.

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                  (c)      Reasonable attorney's fees and costs incurred in
making a claim for Benefits, including all costs of arbitration, mediation, or litigation.

         3.2 Additional Payments For Certain Tax Liabilities. If it is determined that any payment or distribution by or on behalf of the Company to or for the benefit of an Eligible Employee as a result of a change in control (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 3.2) (a "Payment") would be subject to the excise tax imposed by section 4999 of the Code, or any interest or penalties are incurred by an Eligible Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Eligible Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Eligible Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Eligible Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, subject to the following:

                  (a) Subject to the provisions of Section 3.2(a)(2), all determinations required to be made under this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm or a law firm selected by the Company (the "Tax Firm"); provided, however, that the Tax Firm shall not determine that no Excise Tax is payable by an Eligible Employee unless it delivers to the Eligible Employee a written opinion (the "Tax Opinion") that failure to pay the Excise Tax and to report the Excise Tax and the payments potentially subject thereto on or with the Eligible Employee's applicable federal income tax return will not result in the imposition of an accuracy-related or other penalty on the Eligible Employee. All fees and expenses of the Tax Firm shall be borne solely by the Company. Within 15 business days of the receipt of notice from the Eligible Employee that there has been a Payment, or such earlier time as is requested by the Company, the Tax Firm shall make all determinations required under this Section, shall provide to the Company and the Eligible Employee a written report setting forth such determinations, together with detailed supporting calculations, and, if the Tax Firm determines that no Excise Tax is payable, shall deliver the Tax Opinion to the Eligible Employee. Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Company to the Eligible Employee within 15 days of the receipt of the Tax Firm's determination. Subject to the remainder of this Section, any determination by the Tax Firm shall be binding upon the Company and the Eligible Employee; provided, however, that the Eligible Employee shall only be bound to the extent that the determinations of the Tax Firm hereunder, including the determinations made in the Tax Opinion, are reasonable and reasonably supported by applicable law. As a result of the uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Tax Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that it is ultimately determined in accordance with the procedures set forth in Section 3.2.(a)(2) that an Eligible Employee is required to make a payment of any Excise Tax, the Tax Firm shall reasonably determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Eligible Employee. In determining the

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reasonableness of Tax Firm's determinations hereunder, and the effect thereof, the Eligible Employee shall be provided a reasonable opportunity to review such determinations with Tax Firm and the Eligible Employee's tax counsel. Tax Firm's determinations hereunder, and the Tax Opinion, shall not be deemed reasonable until the Eligible Employee's reasonable objections and comments thereto have been satisfactorily accommodated by Tax Firm.

                  (b) The Eligible Employee shall notify the Company in writing of any claims by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 calendar days after the Eligible Employee actually receives notice in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that the failure of the Eligible Employee to notify the Company of such claim (or to provide any required information with respect thereto) shall not affect any rights granted to an Eligible Employee under this Section except to the extent that the Company is materially prejudiced in the defense of such claim as a direct result of such failure. The Eligible Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Eligible Employee in writing prior to the expiration of such period that it desires to contest such claim, the Eligible Employee shall:

                           (1) give the Company any information reasonably requested by the Company relating to such claim;

                           (2)      take such action in connection with
         contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to the Eligible Employee;

                           (3) cooperate with the Company in good faith in order effectively to contest such claim; and

                           (4) if the Company elects not to assume and control the defense of such claim, permit the Company to participate in any proceedings relating to such claim;

         provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Eligible Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section, the Company shall have the right, at its sole option, to assume the defense of and control all proceedings in connection with such contest, in which case it may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Eligible Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Eligible Employee shall prosecute such contest to a determination before any administrative tribunal, in a court of

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initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Eligible Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Eligible Employee, on an interest-free basis and shall indemnify and hold the Eligible Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Eligible Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's right to assume the defense of and control the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Eligible Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (c) If, after the receipt by an Eligible Employee of an amount advanced by the Company pursuant to Section 3.2(a), the Eligible Employee becomes entitled to receive any refund with respect to such claim, the Eligible Employee shall (subject to the Company's complying with the requirements of Section 3.2(a)(2)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Eligible Employee of an amount advanced by the Company pursuant to Section 3.2(a), a determination is made that Eligible Employee is not entitled to a refund with respect to such claim and the Company does not notify the Eligible Employee in writing of its intent to contest such denial of refund prior to the expiration of 60 days after such determination, then such advance shall, to the extent of such denial, be forgiven and shall not be required to be repaid and the amount of forgiven advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         3.3 Schedule of Payments. The Company will pay cash Benefits described in Section 3.1(a) in a lump sum within 30 days of termination of employment. Benefits described in Section 3.1(b) will be provided periodically under the terms of the applicable benefit plans. Benefits described in Section 3.1(c) shall be paid within 10 days of notice given by the Eligible Employee of the amount of costs and expenses that have been incurred that are due to a third-party. The Benefits described in Section 3.2 will be paid in accordance with the procedures described in Section 3.2.

SECTION 4       HOW DO I BECOME ELIGIBLE TO RECEIVE BENEFITS?

You will become entitled to Benefits under the Plan if you are an Eligible Employee and, following the occurrence of a Change in Control, satisfy any of the conditions described below in this Section. Determinations of eligibility for Benefits are made by the Administrator. All decisions as to eligibility, the availability of Benefits under the Plan or the interpretation of the Plan's provisions shall be made by the Administrator in its sole and absolute discretion. Such decisions shall be final, binding and conclusive on all parties.

         4.1 You are not offered employment by the Company or a Successor Employer that is substantially equivalent to the position you held with the Company immediately prior to the Change in Control.

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                  (a)      "Substantially equivalent," as used in this Section
4, means an employment position that is the same or better than the position to which it is being compared. This determination shall be made by the Plan Administrator on the basis of all relevant facts and circumstances, including compensation, retirement and welfare benefits, fringe benefits, level of responsibility, the similarity of duties and responsibilities as compared to the Eligible Employee's position at the time of the Change in Control, and the amount of time reasonably required to perform the duties of the position.

                  (b)      A position is not substantially equivalent unless:

                           (1) The cash compensation offered is the same or higher than you earned immediately prior to the Change in Control; and

                           (2) Deferred compensation, incentive and equity compensation, and health and welfare benefits are, in the aggregate, similar to those provided immediately prior to the Change in Control; and

                           (3) The position does not require the Eligible Employee to relocate or to commute more than 30 miles each way to the place of employment.

         4.2 Your employment with the Company or, as applicable, a Successor Employer is involuntarily terminated for any reason within 18 months following a Change in Control for any reason other than cause. For this purpose, termination for "cause" means that your employment was involuntarily terminated because: (i) you are convicted of a crime of moral turpitude that adversely affects the reasonable business interests of the Company, (ii) you committed an act of fraud, embezzlement, or material dishonesty against the Company or any of its affiliates, or (iii) you intentionally neglect the responsibilities of your employment, and such neglect remains uncorrected for more than 30 days following written notice from the Company detailing the acts of neglect. The existence of cause in termination shall be determined by the Committee in its sole discretion; any findings by a court of law on the actions that gave rise to termination of employment may be considered by the Committee but are not controlling.

         4.3 You voluntarily terminate employment within 18 months following a Change in Control because your employment with the Successor Employer is modified so that your position is no longer "substantially equivalent" (as described in Section 4.1) to the position you held immediately prior to the time of the Change in Control. An Eligible Employee's right to voluntarily terminate employment and obtain Benefits under this Section 4.3 expires 180 days after beginning employment in the position that is not "substantially equivalent" to Eligible Employee's prior position.

SECTION 5       HOW DO I MAKE A CLAIM FOR BENEFITS?

If your Benefits are not automatically paid to you, you may file a request for Benefits in writing with the Plan Administrator and a copy to the chief executive officer and/or the board of directors of the Company.

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SECTION 6       CAN I LOSE MY PLAN BENEFITS?

Generally, you will not be entitled to Plan Benefits if you do not satisfy the eligibility requirements and conditions stated in Section 4. You cannot lose your Benefits if following termination of employment you become employed by the Company or an Affiliate after Benefits are paid.

SECTION 7       WHAT ARE MY RIGHTS IF MY CLAIM FOR BENEFITS IS DENIED?

If an Eligible Employee's claim for Benefits is denied, the Administrator will furnish written notice of denial to the Eligible Employee making the claim (the "Claimant") within 90 days of the date the claim is received, unless special circumstances require an extension of time for processing the claim. This extension will not exceed 90 days, and the Claimant must receive written notice stating the grounds for the extension and the length of the extension within the initial 90-day review period. If the Administrator does not provide written notice, the Claimant may deem the claim denied and seek review according to the appeals procedures set forth below.

         7.1      The notice of denial to the Claimant shall state:

                  (a)      The specific reasons for the denial;

                  (b) Specific references to pertinent provisions of the Plan on which the denial was based;

                  (c) A description of any additional material or information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed;

                  (d) A statement that the Claimant may request a review upon written application to the Administrator, review pertinent Plan documents, and submit issues and comments in writing and that any appeal that the Claimant wishes to make of the adverse determination must be in writing to the Administrator within 60 days after the Claimant receives notice of denial of benefits; and

                  (e) The name and address of the Administrator to which the Claimant may forward an appeal. The notice may state that failure to appeal the action to the Administrator in writing within the 60-day period will render the determination final, binding and conclusive.

         7.2 If the Claimant appeals to the Administrator, the Claimant or his or her authorized representative may submit in writing whatever issues and comments he or she believes to be pertinent. The Administrator shall reexamine all facts related to the appeal and make a final determination of whether the denial of benefits is justified under the circumstances. The Administrator shall advise the Claimant in writing of:

                  (a)      The Administrator's decision on appeal.

                  (b)      The specific reasons for the decision.

                  (c) The specific provisions of the Plan on which the decision is based.

Notice of the Administrator's decision shall be given within 60 days of the Claimant's written request for review, unless additional time is required due to special circumstances. In no event shall the Administrator render a decision on an appeal later than 120 days after receiving a request for a review.

SECTION 8       MAY I ASSIGN MY RIGHTS UNDER THIS PLAN?

No. Any attempt to assign rights under the Plan is invalid and void.

SECTION 9       WHAT EVENTS CAN CAUSE THE PLAN TO BE CHANGED OR TERMINATED?

The Company may terminate or amend the Plan in its sole discretion at any time prior to a Change in Control. However, once a Change in Control occurs, no amendment or termination will be effective with respect to an Eligible Employee unless he or she consents to such amendment in writing after consultation with legal counsel. Moreover, after a Change in Control, the identity of the Administrator that is determined pursuant to Section 2.1, may not be changed by an amendment without the express written consent of a majority of individuals who are or will become Eligible Employees as a result of the Change in Control.

In compliance with Section 402(b)(3) of ERISA, the Company must comply with the following procedure before any termination or amendment to the Plan is effective:

         9.1 The Plan may only be modified or terminated by a written amendment that is authorized by the Company.

         9.2 The Company's authorization of the amendment must be evidenced by one of the following: (1) a resolution of the board of directors; (2) execution of the amendment by the chief executive officer, president or secretary; or (3) ratification of the amendment by either a resolution of the board of directors or written confirmation of ratification by the chief executive officer, president or secretary.

         9.3      Notice of the amendment must be provided to the Administrator.

         9.4 Notice of the amendment must be provided to all Eligible Employees at least 30 days prior to the effective date of the amendment.

Oral amendments and modifications of this Plan are not effective. All amendments and modifications must be in writing and signed as provided above to be effective.

SECTION 10      ADDITIONAL INFORMATION

These Benefits are paid out of the general assets of the Company. The Company may, in its discretion establish a "grantor trust" to fund the payment of Benefits. Otherwise, this Plan does not give you any rights to any particular assets of the Company.

Cash amounts paid under a severance plan are generally considered taxable income to the recipient.

SECTION 11      WHAT ARE MY RIGHTS UNDER ERISA?

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Examine, without charge, at the Plan Administrator's office and at other specified locations, all Plan documents, including insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan.

The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under this Plan or from exercising your rights under ERISA.

If a claim for a Benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan's money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator.

If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

SECTION 12      SUMMARY OF PLAN INFORMATION

Name of Plan:   LifePoint Hospitals, Inc. Change in Control Severance Plan

Name and Address of the Company:

                LifePoint Hospitals, Inc.
                103 Powell Court
                Suite 200
                Brentwood, TN  37027

Who Pays for the Plan:  The cost of the Plan is paid entirely by the Company.

The Company's Employer Identification No.: 52-2165845

Plan Number: 510

Plan Year: January 1 to December 31

Plan Administrator, Name, Address and Telephone No.:

                Administrator of the Change in Control Severance Plan c/o Neil Hemphill
                LifePoint Hospitals, Inc.
                103 Powell Court
                Suite 200
                Brentwood, TN  37027
                615-372-8500

Agent for Service of Legal Process on the Plan: General Counsel of the Company or the Plan Administrator.

         IN WITNESS WHEREOF, LifePoint Hospitals, Inc. acting through the undersigned authorized representative, has executed this Plan on the ____ day of ________________, 2002, to be effective as of June 1, 2002.

                                        LIFEPOINT HOSPITALS, INC.



                                        By:
                                           ---------------------------------

                                        Its:
                                            --------------------------------